Exhibit 10.1

NINTH AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,

AND

COMPASS GROUP MANAGEMENT LLC

Amended and Restated as of July 12, 2026

Amended and Restated as of February 23, 2026
Amended and Restated as of January 15, 2025

Amended and Restated as of September 30, 2014

Amended and Restated as of July 1, 2013

Amended and Restated as of December 20, 2011

Amended and Restated as of December 15, 2009

Amended as of March 12, 2008

Amended and Restated as of April 2, 2007

Amended and Restated as of November 8, 2006

Originally effective as of May 16, 2006

i

ii

NINTH AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (as amended, revised, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 12, 2026, and amended February 23, 2026, January 15, 2025, September 30, 2014, July 1, 2013, December 20, 2011, December 15, 2009, March 12, 2008, April 2, 2007, November 8, 2006 and originally effective as of May 16, 2006, by and between Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “Company”), and Compass Group Management LLC, a Delaware limited liability company (the “Manager”). Each party hereto shall be referred to as, individually, a “Party” and, collectively, the “Parties.”

WHEREAS, the Company has determined that it would be in its best interest to appoint a manager to perform the Services described herein and has agreed, therefore, to appoint the Manager to perform such Services; and

WHEREAS, the Manager has agreed to act as Manager and to perform the Services described herein on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

Except as otherwise noted, for all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1, which meanings shall apply equally to the singular and plural forms of the terms so defined and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision:

“2027 Aggregate Fee Cap” has the meaning set forth in Section 7.1(c) hereof.

“2027 Base Management Fee Cap” has the meaning set forth in Section 7.1(c) hereof.

“2027 Performance Period” has the meaning set forth in Section 7.1(e)(ii) hereof.

“Adjusted Base Management Fee” has the meaning set forth in Section 7.1(c) hereof.

“Adjusted Net Assets” means, as of any Calculation Date, the sum of (i) consolidated total assets (as determined in accordance with GAAP) of the Company as of such Calculation Date, plus (ii)

the absolute amount of consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) of the Company as of such Calculation Date, minus (iii) the absolute amount of Adjusted Total Liabilities of the Company as of such Calculation Date, minus (iv) such maximum aggregate amount of Excess Cash held by the Company and each and every one of its Subsidiaries as of such Calculation Date to the extent, and only to the extent, the exclusion of such maximum aggregate amount of Excess Cash from the calculation of Adjusted Net Assets will not result in a reduction of the Management Fee that would trigger a breach by the Manager of any financial ratio covenant based on the Management Fee pursuant to any credit or similar agreement which the Manager is a party; provided, however, that for all Fiscal Months including and subsequent to the closing date of the initial public offering of any Subsidiary of the Company (each an “IPO Subsidiary”) during which the applicable IPO Subsidiary is not consolidated for financial accounting purposes with the Company in accordance with GAAP (an “Unconsolidated IPO Company”), the calculation of Adjusted Net Assets shall (i) exclude the carrying value of the Unconsolidated IPO Company included in the calculation of Adjusted Net Assets and (ii) include the lesser of (A) with respect to the applicable Unconsolidated IPO Company and as recorded by the Company in its financial statements in accordance with GAAP, an amount equal to the sum of (1) the total assets, plus (2) the absolute amount of accumulated amortization of intangibles minus (3) total liabilities (excluding the effect of any outstanding Third Party Indebtedness of the Unconsolidated IPO Company) as of the Fiscal Month ended immediately prior to the applicable IPO Subsidiary becoming an Unconsolidated IPO Company, and (B) an amount calculated by multiplying the average closing share price of the applicable Unconsolidated IPO Company common stock (or other publicly listed equity, as applicable) for the 15 trading days preceding such Calculation Date (or, in the case of the Fiscal Month that includes such initial public offering closing date, such lesser number of trading days to the extent the shares were listed for trading on fewer than 15 trading days) without premium or discount of any kind (including premiums or discounts that might be based upon control, liquidity or other factors) by the average number of shares (or other equity, as applicable) of the applicable Unconsolidated IPO Company held by the Company during the Fiscal Month ending on the Calculation Date; provided, further, that should the shares of the applicable Unconsolidated IPO Company cease to be traded on the New York Stock Exchange or the NASDAQ (or such applicable successor market thereto), then the foregoing calculation shall be based upon a fair market evaluation of such shares performed by the MSA Administrator and approved by the Audit Committee of the Company.

“Adjusted Total Liabilities” means, as of any Calculation Date, the Company’s consolidated total liabilities (as determined in accordance with GAAP) as of such Calculation Date, after excluding the effect of any outstanding Third Party Indebtedness of the Company.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, general member, member or trustee of such Person. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean, with respect to any Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general members, or Persons exercising similar authority with respect to such Person. For purposes of Sections 9.2(a), (c) and (d) of this Agreement, Affiliate shall exclude any Person to the extent the Manager does not have the power to direct or cause the direction of the vote of such Person’s Trust Shares with respect to the termination of this Agreement, including, without limitation, Trust Shares beneficially owned by or for the benefit of a natural person or such person’s spouse, family members, dependents, heirs, or otherwise (e.g., via a trust, family limited partnership, family limited liability company, private family foundation or other estate-planning vehicle of such natural person).

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Average Adjusted Net Assets” means, with respect to any Fiscal Year, the arithmetic average of the Adjusted Net Assets of the Company determined as of the last day of each Fiscal Month in such Fiscal Year; provided, that for any partial Fiscal Year ending on a termination of this Agreement, Average Adjusted Net Assets shall be determined using the last day of each Fiscal Month that has elapsed during such Fiscal Year through the date of termination.

“Base Management Fee” has the meaning set forth in Section 7.1(a) hereof.

“Base Management Fee Adjustment Date” has the meaning set forth in Section 7.1(c) hereof.

“Base Management Fee Payment Date” means, with respect to any Calculation Date, the date that is ten (10) Business Days following the receipt by the Company of the calculation of the Base Management Fee from the MSA Administrator with respect to such Calculation Date.

“Board of Directors” means, with respect to the Company, the Board of Directors of the Company, or any committee thereof that has been duly authorized by the Board of Directors to make a decision on the matter in question or bind the Company, as to the matter in question.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

“Calculation Date” means, with respect to any Fiscal Month or Fiscal Year, the last day of such Fiscal Month or Fiscal Year, as applicable.

“Change of Control” means a “change in control event” with respect to the Company within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5) (applied, as applicable, by treating the Trust and the Company together as the relevant corporation), and shall be limited to the occurrence of any of the following, in each case other than as a result of an acquisition by the Manager, the Allocation Member (as defined in the LLC Agreement), the Trust, the Company or any of their respective Affiliates: (i) any one Person, or more than one Person acting as a group, acquires beneficial ownership of equity of the Trust or the Company that, together with equity already held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the equity of the Trust or the Company; or (ii) any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of the Company having a total gross fair market value equal to 50% or more of the total gross fair market value of all of the consolidated assets of the Company immediately before such acquisition. This definition shall be interpreted and applied in a manner consistent with Section 409A of the Code. Notwithstanding the foregoing, a Voluntary Exchange (as such term is defined in the Trust’s Third Amended and Restated Trust Agreement, as further amended and modified from time to time) or a similar restructuring that results in the equity holders of the Trust holding equity, on a pro-rata basis, of the Company, shall not be considered a Change of Control.

“Chief Executive Officer” means the Chief Executive Officer of the Company, including any interim Chief Executive Officer.

“Chief Financial Officer” means the Chief Financial Officer of the Company, including any interim Chief Financial Officer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Trust Share” means a common Trust Share.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Losses” has the meaning set forth in Section 10.2 hereof.

“Company Officers” means the Chief Executive Officer and the Chief Financial Officer and any other officer of the Company hereinafter appointed by the Board of Directors of the Company.

“Company Paid Amount” has the meaning set forth in Section 7.1(i) hereof.

“Compensation Committee” means the compensation committee of the Board of Directors of the Company.

“Excess Cash” means, with respect to the Company or any of its Subsidiaries, the amount of cash and cash equivalents held by the Company or such Subsidiary which is not required for maintaining a reasonable level of working capital in the ordinary course of business of the Company or such Subsidiary, as applicable, as reasonably determined by the MSA Administrator based on the past performance, historical financial data and operational needs of the Company and such Subsidiary, as applicable. The determination of the amount of Excess Cash shall be subject to review and approval by the Audit Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means, collectively, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

“Final Base Management Fee” has the meaning set forth in Section 7.1(c) hereof.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Company.

“Fiscal Year” means the Company’s fiscal year for purposes of reporting its income for federal income tax purposes.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

“Incur” means, with respect to any Indebtedness or other obligation of a Person, to create, issue, acquire (by conversion, exchange or otherwise), assume, suffer, guarantee or otherwise become liable in respect of such Indebtedness or other obligation.

“Indebtedness” means, with respect to any Person, (i) any liability for borrowed money, or under any reimbursement obligation relating to a letter of credit, (ii) all indebtedness (including bond, note, debenture, purchase money obligation or similar instrument) for the acquisition of any businesses, properties or assets of any kind (other than property, including inventory, and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (iii) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iv) any liabilities of others described in the preceding clauses (i) to (iii) (inclusive) that such Person has guaranteed or that is otherwise its legal liability, and (v) (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (iv) above.

“Indemnified Company Parties” has the meaning set forth in Section 10.2 hereof.

“Indemnified Manager Parties” has the meaning set forth in Section 10.1 hereof.

“Independent Director” means a director who (i)(a) is not an officer or employee of the Company, or an officer, director or employee of any of the Subsidiaries of the Company or their Subsidiaries, (b) was not appointed as a director pursuant to the terms of this Agreement and (c) is not affiliated with the Manager or any of its Affiliates, and (ii) satisfies the independence requirements under the Exchange Act and the rules and regulations of the principal securities exchange on which the Trust Shares are traded.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“LLC Agreement” means the Amended and Restated Operating Agreement of Compass Group Diversified Holdings LLC, including all exhibits and schedules attached thereto, as may be amended, revised, supplemented or otherwise modified from time to time.

“Management Fee Payment Date” means each date on which a Management Fee or any component thereof is payable under Section 7.1 hereof.

“Management Fee Reduction Amount” has the meaning set forth in Section 3.5(a) hereof.

“Management Fees” has the meaning set forth in Section 7.1(a) hereof.

“Manager” has the meaning set forth in the preamble of this Agreement.

“Manager Losses” has the meaning set forth in Section 10.1 hereof.

“Manager Marks” has the meaning set forth in Section 3.6 hereof.

“Manager Owed Amount” has the meaning set forth in Section 7.1(i) hereof.

“MSA Administrator” means, as of any date of determination, (i) for so long as this Agreement remains in full force and effect as of such date, the Manager, and (ii) thereafter, the Chief Financial Officer.

“Notional CODI Share” means a bookkeeping unit that tracks the market value of one Common Trust Share.

“Offsetting Management Fees” has the meaning specified in Section 3.4 hereof.

“Offsetting Management Services” has the meaning specified in Section 3.4 hereof.

“Offsetting Management Services Agreement” has the meaning specified in Section 3.4 hereof.

“Ordinary Course of Business” means, with respect to any Person, an action taken by such Person if such action is (i) consistent with the past practices of such Person and is taken in the normal day-to-day business or operations of such Person and (ii) not required to be specifically authorized or approved by the board of directors of such Person.

“Outsourced Additional Services” has the meaning set forth in Section 3.5(a) hereof.

“Outsourced Fees” means amounts actually invoiced by the applicable third-party service provider for Outsourced Services, net of rebates/credits and excluding amounts attributable to services that are not Outsourced Services eligible for inclusion in the Management Fee Reduction Amount.

“Outsourced Prior Non-Reimbursable Services” has the meaning set forth in Section 3.5(a) hereof.

“Outsourced Prior Reimbursable Services” has the meaning set forth in Section 3.5(a) hereof.

“Outsourced Services” has the meaning set forth in Section 3.5(a) hereof.

“Over-Paid Base Management Fees” means, as of any Calculation Date, the amount by which (i) Adjusted Base Management Fees that were actually paid on all Base Management Fee Payment Dates preceding such Calculation Date exceeded (ii) Adjusted Base Management Fees that were actually due and payable by the Company on all such Base Management Fee Payment Dates, as determined in accordance with Section 7.1; provided, that such amount shall not be less than zero.

“Over-Paid Management Fees” means, as of any date of determination, the amount by which (i) Management Fees that were actually paid by the Company to the Manager for any period exceeded (ii) Management Fees that were actually due and payable by the Company to the Manager for such period, as determined in accordance with Section 7.1 and, to the extent relating to the Share Alignment Award or Performance-Based Award, as approved or confirmed by the Compensation Committee; provided, that such amount shall not be less than zero.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“Performance-Based Award” has the meaning set forth in Section 7.1(a) hereof.

“Performance-Based Award Value” has the meaning set forth in Section 7.1(e)(i) hereof.

“Person” means any individual, company, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in Section 3.1(b) hereof.

“Share Alignment Award” has the meaning set forth in Section 7.1(a) hereof.

“Subsidiary” means, with respect to any Person, any corporation, company, joint venture, limited liability company, association or other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting equity securities or interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

“Third Party Indebtedness” means, with respect to any Person, Indebtedness of such Person owed to any lenders or other creditors that are not Affiliated with such Person.

“Trust” means Compass Diversified Trust, which holds one hundred percent (100%) of the Trust Interest in the Company.

“Trust Certificate” means the certificates representing Trust Shares.

“Trust Interest” means the trust interests of the Company as provided for and described in the LLC Agreement.

“Trust Shares” means the shares of beneficial interest of the Trust where each such share represents an undivided beneficial interest in the Trust; provided, that in the event that all outstanding shares of beneficial interest of the Trust are exchanged for Trust Interests in accordance with the terms of the LLC Agreement, all references herein to “Trust Shares” shall automatically be deemed to refer to Trust Interests upon such exchange.

“Under-Paid Base Management Fees” means, as of any Calculation Date, the amount by which (i) Adjusted Base Management Fees that were actually due and payable by the Company on all Base Management Fee Payment Dates preceding such Calculation Date, as determined by the MSA Administrator upon availability of the Company’s final consolidated financial statements in accordance with Section 7.1, exceeded (ii) Adjusted Base Management Fees that were actually paid on all such Base Management Fee Payment Dates; provided, that such amount shall not be less than zero.

“Under-Paid Management Fees” means, as of any date of determination, the amount by which (i) Management Fees that were actually due and payable by the Company to the Manager for any period, as determined in accordance with Section 7.1 and, to the extent relating to the Share Alignment Award or Performance-Based Award, as approved or confirmed by the Compensation Committee, exceeded (ii) Management Fees that were actually paid by the Company to the Manager for such period; provided, that such amount shall not be less than zero; provided, further, that any amount treated as an Under-Paid Management Fee pursuant to Section 7.1(f) shall not be due or payable except to the extent included in Management Fees payable for a later Fiscal Year in accordance with Section 7.1(f).

ARTICLE II
APPOINTMENT OF THE MANAGER
Section 2.1    Appointment

The Company hereby agrees to, and hereby does, appoint the Manager to perform the Services as set forth in Section 3.1 herein and in accordance with the terms of this Agreement.
Section 2.2    Term

The Manager shall provide Services to the Company under this Agreement from the date hereof until the termination of this Agreement in accordance with Article IX hereof.
ARTICLE III

OBLIGATIONS OF THE PARTIES
Section 3.1    Obligations of the Manager

(a)    Subject always to the oversight and supervision of the Board of Directors of the Company and the terms and conditions of this Agreement, the Manager shall during the term of this Agreement (i) perform the Services as set forth in Section 3.1(b) below and (ii) comply with the provisions of the LLC Agreement, as amended from time to time, and the operational objectives and business plans of the Company in existence from time to time. The Company shall promptly provide the Manager with all amendments to the LLC Agreement and all stated operational objectives and business plans of the Company approved by the Board of Directors of the Company and any other available information reasonably requested by the Manager.

(b)    Subject to Section 3.4 hereof and Article VII, the Manager agrees and covenants that it shall perform the following services (as may be modified from time to time pursuant to Section 3.5 hereof, the “Services”):

(i)    manage the Company’s day-to-day business and operations, including managing its liquidity and capital resources and causing the Company to comply with applicable law;

(ii)    identify, evaluate, manage, perform due diligence on, negotiate and oversee the acquisitions of target businesses by the Company and any other assets of the Company;

(iii)    evaluate, manage, negotiate and oversee the disposition of all or any part of the property or assets of the Company, including dispositions of all or any part of the Company’s Subsidiaries;

(iv)    evaluate the financial and operational performance of any of the Company’s Subsidiaries, including monitoring the business and operations thereof, and the financial performance of any of the Company’s other assets;

(v)    provide or second, as determined necessary by the Manager and in accordance with the terms and conditions of this Agreement and the LLC Agreement, employees of the Manager to serve as executive officers or other employees of the Company or as members of the Company’s Board of Directors; and

(vi)    subject to the other provisions of this Agreement, perform any other services for and on behalf of the Company to the extent that such services are consistent with those that are customarily performed by the executive officers and employees of a publicly listed or quoted Person.

The foregoing Services shall include, but are not limited to, the following: (1) establishing and maintaining books and records of the Company in accordance with customary practice and GAAP; (2) recommending to the Company’s Board of Directors (x) the entry into credit facilities or other credit arrangements, structured financings or other capital market transactions to the extent consistent with this Agreement, and (y) changes or other modifications in the capital structure of the Company, including repurchases; (3) recommending to the Company’s Board of Directors the engagement of or, if approval is not otherwise required hereunder, engaging, agents, consultants or other third party service providers for the benefit of the Company, including accountants, lawyers, registered investment advisers or experts, in each case, as may be necessary from time to time; provided, wherever possible, that the Manager and the Company shall agree in advance on which Party shall bear the fees for such engagement and all such engagements shall be made by the Company (acting through the Board of Directors and/or Company officers) and not by the Manager, except to the extent the Company has expressly authorized the Manager to act in writing as to the Company’s agent for a specified engagement; (4) maintaining the Company’s property and assets in the Ordinary Course of Business; (5) managing or overseeing litigation, administrative or regulatory proceedings, investigations or any other reviews of the Company’s business or operations that may arise in the Ordinary Course of Business or otherwise, subject to the approval of the Company’s Board of Directors to the extent necessary in connection with the settlement, compromise, consent to the entry of an order or judgment or other agreement resolving any of the foregoing; (6) establishing and maintaining appropriate insurance policies with respect to the Company’s business and operations; (7) recommending to the Company’s Board of Directors the payment of dividends or other distributions on the equity interests of the Company; and (8) attending to the timely calculation and payment of taxes payable, and the filing of all tax returns due, by the Company. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Company and Manager agree that the Company may perform its own, or may engage third parties to perform on its behalf, internal audit, compliance and risk management functions and services and any other functions and services listed on Exhibit B hereto (which may be updated from time to time upon agreement of the Company and the Manager).

(c)    In connection with the performance of its obligations under this Agreement, the Manager shall be required to obtain authorization and approval of the Company’s Board of Directors in accordance with the Company’s internal policy regarding action requiring Board of Directors approval, as otherwise required by any such Board of Directors (or any applicable committee thereof) or the Company’s officers or as otherwise required by applicable law.

(d)    In connection with the performance of the Services under this Agreement, the Manager shall have all necessary power and authority to perform, or cause to be performed, such Services on behalf of the Company.

(e)    In connection with the performance of its obligations under this Agreement, the Manager is not permitted to, and nothing in this Agreement shall require the Manager to, engage in any activities that would cause the Company to become an "investment company" as defined in Section 3(a)(1) of the Investment Company Act, or any successor provision thereto.

(f)    While the Manager is providing the Services under this Agreement, the Manager shall also be permitted to provide services, including services similar to the Services covered hereby, to other Persons, including Affiliates of the Manager, but the Manager shall not render any services to any other Person on behalf of the Company. This Agreement and the Manager’s obligation to provide the Services under this Agreement shall not create an exclusive relationship between the Manager and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other.
Section 3.2    Obligations of the Company

(a)    The Company shall do all things reasonably necessary on its part as requested by the Manager consistent with the terms of this Agreement to enable the Company to fulfill its obligations under this Agreement.
(b)    The Company shall take reasonable steps to ensure that:

(i)    its officers and employees act in accordance with the terms of this Agreement and the reasonable directions of the Manager in fulfilling the Manager’s obligations hereunder and allowing the Manager to exercise its powers and rights hereunder; and

(ii)    the Company provides to the Manager all reports (including monthly management reports and all other relevant reports), which the Manager may reasonably require and on such dates as the Manager may reasonably require.
(c)    Without the prior written consent of the Manager, the Company shall not amend any provision of the LLC Agreement that adversely affects, either directly or indirectly, the rights of the Manager hereunder.
(d)    The Company agrees that, in connection with the performance by the Manager of its obligations hereunder, the Manager may recommend to the Company, and may engage in, transactions with any of the Manager’s Affiliates; provided, that any such transactions shall be subject to the authorization and approval of the Company’s Nominating and Corporate Governance Committee.
(e)    The Company shall maintain a Board of Directors consisting of a majority of Independent Directors.
(f)    The Company shall take any and all actions necessary to ensure that it does not become an “investment company” as defined in Section 3(a)(1) of the Investment Company Act, or any successor provision thereto.
Section 3.3    Acquisition and Disposition Opportunities
(a)    The Company agrees that the Manager shall have, and does hereby grant to the Manager, exclusive responsibility for reviewing and making recommendations to the Company’s Board of Directors with respect to acquisition and disposition opportunities. In the event that any such opportunity is not originated by the Manager, the Company’s Board of Directors shall seek a recommendation from the Manager prior to making any decision concerning such opportunity.
(b)    In the case of any acquisition or disposition opportunity that involves an Affiliate of the Manager, the Company’s Nominating and Corporate Governance Committee shall be required to authorize and approve such transaction.
(c)    The Manager shall review each acquisition or disposition opportunity presented to the Manager to determine, in its sole discretion, if such acquisition or disposition opportunity satisfies the Company’s acquisition criteria, as established by the Company’s Board of Directors from time to time. If the Manager determines, in its sole discretion, that such an opportunity satisfies such criteria, the Manager shall refer such opportunity to the Company’s Board of Directors for its authorization and approval prior to any consummation thereof.
(d)    In the event that an acquisition opportunity is referred to the Company’s Board of Directors by the Manager and the Company’s Board of Directors determines not to promptly pursue such opportunity in whole or in part, any part of such opportunity that the Company does not promptly pursue may be pursued by the Manager or may be referred by the Manager to any Person, including Affiliates of the Manager, in the sole discretion of the Manager.
Section 3.4    Offsetting Management Services

Notwithstanding anything else to the contrary herein, the Company agrees that the Manager may, at any time, enter into management services agreements with any one or more of the Subsidiaries of the Company (“Offsetting Management Services Agreement”), including by assignment thereof, relating to the performance by the Manager of management services for such Subsidiaries of the Company that may or may not be similar to Services to be provided hereunder (“Offsetting Management Services”); provided, that such Offsetting Management Services Agreement shall be designated as such therein; provided, further, that any Offsetting Management Services provided to a Subsidiary of the Company pursuant to an Offsetting Management Services Agreement shall not be deemed to be Services provided hereunder. Any fee to be paid pursuant to such an Offsetting Management Services Agreement (“Offsetting

Management Fee”) shall be paid directly by the relevant Subsidiary of the Company to the Manager and shall not be deemed an obligation of the Company. Notwithstanding anything else to the contrary in any Offsetting Management Services Agreement, the Parties hereto agree that the aggregate amount of all Offsetting Management Fees to be paid by all of the Subsidiaries of the Company with respect to any Fiscal Month shall not exceed the amount of the Base Management Fee calculated with respect to such Fiscal Month; provided, that if the aggregate amount of all Offsetting Management Fees to be paid by all of the Subsidiaries of the Company with respect to any Fiscal Month exceeds the amount of the Base Management Fee calculated with respect to such Fiscal Month, then the Manager agrees that it shall reduce, on a pro rata basis, the Offsetting Management Fees to be paid by each of the Subsidiaries of the Company under each of the Offsetting Management Services Agreements, determined by reference to the Adjusted Net Assets of each of the Subsidiaries of the Company, until the aggregate amount of all Offsetting Management Fees to be paid by all of the Subsidiaries of the Company with respect to any Fiscal Month does not exceed the amount of the Base Management Fee calculated with respect to such Fiscal Month. Each such Offsetting Management Services Agreement shall be terminable, without penalty (including a termination fee), by the relevant Subsidiary of the Company upon 30 days prior written notice. Entry into an Offsetting Management Services Agreement by any Subsidiary of the Company shall not be subject to authorization and approval of the Company’s Nominating and Corporate Governance Committee.
Section 3.5    Change of Services
(a)    The Company and the Manager shall have the right at any time during the term of this Agreement to, upon mutual agreement, change the Services provided by the Manager and such changes shall in no way otherwise affect the rights or obligations of any Party hereunder; provided, however, that if any change of the Services provided by the Manager, as agreed upon by the Parties, results in the Company outsourcing certain services (the “Outsourced Services”) to a third-party service provider other than the Manager, such Outsourced Services, including those listed on Exhibit B hereto, shall be excluded from the Services provided by the Manager and the Management Fees shall be reduced, on a dollar-for-dollar basis, by an amount (the “Management Fee Reduction Amount”) equal to the Outsourced Fees associated with such Outsourced Services if (i) such Outsourced Services were previously provided by the Manager and (ii) the compensation and other costs and expenses actually incurred with respect to the provision of such Outsourced Services would not be subject to reimbursement by the Company to the Manager pursuant to Section 7.2(a)(ii) hereof had such services not been outsourced to a third-party service provider (such services, the “Outsourced Prior Non-Reimbursable Services”). For the avoidance of doubt, the Management Fee Reduction Amount shall not include any fees paid or accrued by the Company for (i) any Outsourced Services which were previously provided by the Manager if the compensation and other costs and expenses actually incurred with respect to the provision of such services would be subject to reimbursement by the Company to the Manager pursuant to Section 7.2(a)(ii) hereof had such services not been outsourced to a third-party service provider (such services, including those identified on Exhibit B, the “Outsourced Prior Reimbursable Services”), or (ii) any Outsourced Services which were not previously provided by the Manager (such services, including those identified on Exhibit B, the “Outsourced Additional Services”).

(b)     The Management Fee Reduction Amount for any Fiscal Month shall be determined by the MSA Administrator based on invoices and written statements from the applicable third-party provider, and shall be applied as of the applicable Calculation Date under Section 7.1. Any amounts disputed in good faith shall be excluded from the reduction pending resolution, and promptly adjusted when resolved.

(c)    Any determination as to whether Outsourced Services constitute Outsourced Prior Non-Reimbursable Services, Outsourced Prior Reimbursable Services, or Outsourced Additional Services shall be made by the MSA Administrator and approved by the Company’s Compensation Committee. Any dispute not resolved within 30 days shall be submitted to an independent accounting firm mutually acceptable to the Parties for determination limited to classification/allocation, and the firm’s determination shall be final for purposes of Section 3.5.

(d)    Any change in the Services shall be authorized in writing and evidenced by an amendment to this Agreement, as provided in Section 13.11 hereof. Unless otherwise agreed in writing, the provisions of this Agreement shall apply to all changes in the Services.
Section 3.6    License

(a)    The Manager hereby grants the Company, subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free right to use the following trademarked names (“Manager Marks”) in connection with its business and operations or as may be required to comply with applicable law:
(i)    Compass Diversified Trust
(ii)    Compass Group Diversified Holdings
(iii)    Compass Diversified
(iv)    CODI
(v)    www.compassdiversifiedtrust.com
(vi)    www.compasstrust.com
(vii)    www.compassdiversified.com

Notwithstanding the foregoing, the Company shall be permitted to (i) sublicense the use, on any terms and conditions consistent and co-extensive with this Section 3.6, of any of the Manager Marks to the Trust to use in connection with its business and operations or as may be required to comply with applicable law and (ii) sublicense the use, on any terms and conditions consistent and co-extensive with this Section 3.6, of any of the Manager Marks to any of the Company’s Subsidiaries to use in connection with its business and operations or as may be required to comply with applicable law.

(b)    The Company agrees to notify the Manager promptly upon notice of (i) any conflicting uses of, or any applications of or registrations for, a trademark, service mark or logo that may conflict with the Manager Marks, (ii) any acts of infringement or unfair competition involving the Manager Marks or (iii) any allegations that the use of the Manager Marks by the Company or any of its Affiliates infringes upon the trademark or service mark or other rights, including without limitation, rights relating to unfair competition of any other Person..

(c)    The Manager shall have the sole right to initiate any opposition, cancellation or infringement proceedings necessary to enforce the Manager Marks. The Manager shall have the right to include the Company or its Affiliates as a party in any such enforcement proceedings where necessary, and the Company agrees to join in such proceedings, at the Manager’s sole cost and expense as a voluntary plaintiff or claimant upon request of the Manager, and the Company shall cooperate with the Manager in such proceedings, at the Manager’s sole cost and expense. The Manager shall have the sole right to control and settle any such proceedings.
ARTICLE IV
POWERS OF THE MANAGER
Section 4.1    Powers of the Manager
(a)    The Manager shall have no power to enter into any contract for or on behalf of the Company or otherwise subject it to any obligation, such power to be the sole right and obligation of the Company, acting through its Board of Directors and/or the Company Officers.

(b)    Subject to Section 4.2 and for purposes other than to delegate its duties and powers to perform the Services hereunder, the Manager shall have the power to engage any agents (including real estate agents and managing agents), valuers, contractors and advisors (including accounting, financial, tax and legal advisors) that it deems necessary or desirable in connection with the performance of its obligations hereunder, which costs therefor, if approved by the Company, shall be subject to reimbursement in accordance with Section 7.2 hereof; provided that nothing herein grants the Manager power to enter into any contract for or on behalf of the Company except as expressly authorized in writing by the Company.
Section 4.2    Delegation
The Manager may delegate or appoint:

(a)    Any of its Affiliates as its agent, at its own cost and expense, to perform any or all of the Services hereunder; or

(b)    Any other Person, whether or not an Affiliate of the Manager, as its agent, at its own cost and expense, to perform those Services hereunder which, in the sole discretion of the Manager, are not critical to the ability of the Manager to satisfy its obligations hereunder;
provided, however, that, in each case, the Manager shall not be relieved of any of its obligations or duties owed to the Company hereunder as a result of such delegation. The Manager shall be permitted to share Company information with its appointed agents subject to appropriate and reasonable confidentiality arrangements. For the avoidance of doubt, any reference to Manager herein shall include its delegates or appointees pursuant to this Section 4.2.
Section 4.3    Manager’s Obligations, Duties and Powers Exclusive

The Company agrees that, unless otherwise set forth in this Agreement, during the term of this Agreement, the obligations, duties and powers imposed on and granted to the Manager under Article III and this Article IV are to be performed or held exclusively by the Manager or its delegates and the Company shall not, through the exercise of the powers of its employees, Boards of Directors or their shareholders or members, as the case may be, perform any of the Services except in circumstances where it is necessary to do so to comply with applicable law or as otherwise agreed to or delegated, in accordance with Section 4.2 hereof, by the Manager in writing.
ARTICLE V
INSPECTION OF RECORDS
Section 5.1    Books and Records of the Company
At all reasonable times and on reasonable notice, the Manager and any Person authorized by the Manager shall have access to, and the right to inspect, for any reasonable purpose, during the term of this Agreement and for a period of five (5) years after termination hereof, the books, records and data stored in computers and all documentation of the Company pertaining to all Services performed by the Manager or the Management Fee to be paid by the Company to the Manager, in each case, hereunder. There shall be no cost or expense charged by any Party to another Party pursuant to the exercise of rights under this Section 5.1.
Section 5.2    Books and Records of the Manager

(a)    At all reasonable times and on reasonable notice, any Person authorized by the Company shall have access to, and the right to inspect the books, records and data stored in computers and all documentation of the Manager pertaining to all Services performed by the Manager or the Management Fee to be paid by the Company to the Manager, in each case, hereunder. There shall be no cost or expense charged by any Party to another Party pursuant to the exercise of rights under this Section 5.2.

(b)    The Manager shall facilitate any reasonable requests of the Company for information or access to records pertaining to the Services to the extent necessary or convenient for the Board of Directors of the Company to discharge its fiduciary duties, including, without limitation, requests to (i) review records maintained by the Manager related to the performance of the Services to confirm compliance with this Agreement and compliance with applicable regulatory, anti-money laundering, fraud and privacy requirements; (ii) examine the controls and the security and back-up practices and procedures related to the performance of the Services; (iii) verify the integrity of data related to or concerning the Subsidiaries or the Services and examine the systems that process, store, support and transmit such data; (iv) examine the Manager’s measurement, monitoring and management tools related to the Services; and (v) enable the Company and any Subsidiary of the Company to meet applicable legal, regulatory and contractual requirements.

(c)    The Manager shall, as promptly as practicable after the end of each Fiscal Year, provide the Company’s Board of Directors, in such form and level of detail as reasonably determined by the Board of Directors (or a committee thereof) and subject to confidentiality and privilege where appropriate, with (i) an annual report on the composition of the boards of directors of the Company’s Subsidiaries (including information with respect to the Subsidiary directors’ experiences, capabilities and independence); (ii) an annual strategic plan for the Company and each of the Company’s Subsidiaries, which will include the Company’s growth plan as and when developed; and (iii) an annual report on the performance of each Subsidiary of the Company, with information as required by the Company’s Board of Directors, which may include, without limitation, such Subsidiary’s return on investment and performance as measured against stated criteria and objectives, forecasts, industry trends and investments made by the Company in the Subsidiary.
ARTICLE VI

AUTHORITY OF THE COMPANY
AND THE MANAGER

Each Party represents to the others that it is duly authorized with full power and authority to execute, deliver and perform its obligations and duties under this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Board of Directors of the Company and is in accordance with all governing documents of the Company.
ARTICLE VII
MANAGEMENT FEE; EXPENSES
Section 7.1    Management Fee
(a)    Obligation. Subject to the terms and conditions set forth in this Section 7.1, for the term of this Agreement, beginning with Fiscal Year 2027, the Company shall pay to the Manager (i) the cash management fee described in Section 7.1(c) (the “Base Management Fee”), (ii) the share alignment award described in Section 7.1(d) (the “Share Alignment Award”) and (iii) the performance-based award described in Section 7.1(e) (the “Performance-Based Award” and, together with the Base Management Fee and the Share Alignment Award, the “Management Fees”).

(b)    Purpose of Awards. The Parties acknowledge that the Share Alignment Award and the Performance-Based Award are intended to support the Manager’s efforts to encourage meaningful ownership of Trust Shares by Manager personnel, including through the Manager Share Ownership Guidelines. The Manager shall retain discretion with respect to the use of amounts paid with respect to the Share Alignment Award and Performance-Based Award and the

design and administration of any compensation, retention or ownership arrangements for Manager personnel, and no Manager personnel shall have any rights against the Company with respect to such awards or arrangements.

(c)    Base Management Fee; 2027 Fee Caps. Subject to the adjustment and cap provisions of this Section 7.1, as payment to the Manager for performing Services hereunder during any Fiscal Month, beginning with the first Fiscal Month of 2027, the MSA Administrator, as of any Calculation Date with respect to such Fiscal Month, shall calculate, on or promptly following such Calculation Date, the Base Management Fee with respect to such Fiscal Month, which shall be equal to, as of such Calculation Date:

(i)    if the Adjusted Net Assets as of such Calculation Date is less than or equal to $3,000,000,000, the product of (A) 1.250% divided by 12, multiplied by (B) the Adjusted Net Assets as of such Calculation Date;

(ii)    if the Adjusted Net Assets as of such Calculation Date is more than $3,000,000,000 but less than or equal to $5,000,000,000, the sum of $3,125,000, plus the product of (A) 1.125% divided by 12, multiplied by (B) the amount of the Adjusted Net Assets as of such Calculation Date that exceeds $3,000,000,000; and

(iii)    if the Adjusted Net Assets as of such Calculation Date is more than $5,000,000,000, the sum of $5,000,000, plus the product of (A) 1.000% divided by 12, multiplied by (B) the amount of the Adjusted Net Assets as of such Calculation Date that exceeds $5,000,000,000;

provided, however, that the aggregate Base Management Fee payable in respect of Fiscal Year 2027 shall be capped at $30,000,000.00 (the “2027 Base Management Fee Cap”); provided, further, that, with respect to the Fiscal Month in which this Agreement is terminated, the Base Management Fee shall be equal to the product of (x) the amount calculated pursuant to clause (i), (ii) or (iii) above, as applicable, multiplied by (y) a fraction, the numerator of which is the number of days from and including the first day of such Fiscal Month to but excluding the date upon which this Agreement is terminated and the denominator of which is the number of days in such Fiscal Month (such amount so calculated in accordance with this proviso, the “Final Base Management Fee”); provided, further, that the amount of any Base Management Fee calculated in accordance with the clauses above as of any Calculation Date shall be adjusted, on a dollar-for-dollar basis (such Base Management Fee, as adjusted, the “Adjusted Base Management Fee”), by the MSA Administrator immediately prior to the Base Management Fee Payment Date with respect to such Calculation Date (such date of adjustment, the “Base Management Fee Adjustment Date”), as follows:

(i)    reduced, on a dollar-for-dollar basis, by the aggregate amount of all Offsetting Management Fees, if any, accrued by or due to the Manager from any of the Subsidiaries of the Company with respect to such Fiscal Month as of the date of such adjustment; provided, that the Company shall separately guarantee, substantially in the form of Exhibit A hereto, the full, prompt and punctual payment of any unpaid Offsetting Management Fees, with full rights of subrogation;

(ii)    reduced, on a dollar-for-dollar basis, by the aggregate amount of all Over-Paid Base Management Fees, if any, and the Management Fee Reduction Amount, if any, existing as of such Calculation Date;

(iii)    increased, on a dollar-for-dollar basis, by the aggregate amount of all Under-Paid Base Management Fees, if any, existing as of such Calculation Date; and

(iv)    increased, on a dollar-for-dollar basis, by the aggregate amount of all accrued and unpaid Base Management Fees, if any, as of such Calculation Date, without duplication of any of the foregoing.

Notwithstanding the foregoing, the aggregate amount of (A) the Base Management Fee payable in respect of Fiscal Year 2027, (B) the Share Alignment Award payable in respect of Fiscal Year 2027 and (C) the cash amount ultimately payable in settlement of the Performance-Based Award granted in respect of Fiscal Year 2027 shall not exceed 1.75% of the Company’s Average Adjusted Net Assets for Fiscal Year 2026 (the “2027 Aggregate Fee Cap”). Each such amount will be attributed to Fiscal Year 2027 for purposes of the 2027 Aggregate Fee Cap regardless of when it is paid, certified, accelerated or settled. To the extent the aggregate amount would otherwise exceed the 2027 Aggregate Fee Cap, the amount otherwise payable in settlement of the Fiscal Year 2027 Performance-Based Award shall be reduced first followed by a reduction in the Base Management Fee, and any remaining excess shall be treated as an Over-Paid Management Fee.

(d)    Share Alignment Award. For Fiscal Year 2027, the Company shall pay the Manager in cash, as promptly as practicable during the first month of Fiscal Year 2027, an amount equal to 0.125% of the Company’s Average Adjusted Net Assets for Fiscal Year 2026. The Share Alignment Award will be payable in full when made and will not thereafter be subject to service-based vesting or forfeiture; provided, that it will remain subject to the true-up, overpayment and clawback or recoupment provisions of this Section 7.1 and the 2027 Aggregate Fee Cap. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 9.1 or Section 9.2(b), (c) or (d), then (i) to the extent the Share Alignment Award is denominated in cash, the Manager shall repay to the Company a portion of the Share Alignment Award equal to the amount of the Share Alignment Award multiplied by a fraction, the numerator of which is the number of days from and including the effective date of such termination through and including the last day of the Fiscal Year of termination and the denominator of which is the total number of days in the Fiscal Year of termination, and (ii) to the extent the Share Alignment Award is denominated in equity, the unvested portion of the Share Alignment Award shall be forfeited as of the effective date of such termination. Any amount required to be repaid pursuant to clause (i) of the preceding sentence shall be treated as an Over-Paid Management Fee and recovered pursuant to Section 7.1(i), without duplication of any other recovery under this Agreement.

(e)    Performance-Based Award.

(i)    General. For Fiscal Year 2027, the Performance-Based Award will be denominated in Notional CODI Shares and settled in cash, with a target opportunity equal to 0.125% of the Company’s Average Adjusted Net Assets for Fiscal Year 2026 (the “Performance-Based Award Value”). The Performance-Based Award Value will be converted on the grant date (which will occur during the first month of Fiscal Year 2027) established by the Compensation Committee into a number of target Notional CODI Shares determined by dividing the Performance-Based Award Value by the volume-weighted average price of the Common Trust Shares over the 20 consecutive trading days ending on the grant date. The number of Notional CODI Shares subject to the Performance-Based Award will be equitably adjusted by the Compensation Committee to reflect any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or similar change affecting the Common Trust Shares. The Fiscal Year 2027 Performance-Based Award will be evidenced by an award agreement or notice approved by the Compensation Committee, consistent with and subordinate to this Agreement and, in the event of any conflict, this Agreement will control. For purposes of this Section 7.1(e), the percentage of the target Notional CODI Shares earned with respect to each performance component based on achievement of the applicable performance objectives is referred to as the “Earned Percentage.”

(ii)    TSR Component. Seventy percent (70%) of the Performance-Based Award will be based on the Company’s total shareholder return relative to the S&P SmallCap 600 Index (the “Relative TSR Percentile”) over Fiscal Year 2027 (the “2027 Performance Period”). Achievement at the 60th Relative TSR Percentile will constitute target performance and result in an Earned Percentage of 100%. The Manager and the Compensation Committee shall consult in good faith regarding the applicable minimum and maximum Relative TSR Percentiles, the corresponding Earned Percentages at those performance levels and the applicable interpolation methodology, in each case based on then-prevailing market practices generally in effect among a peer group of entities of similar size, complexity, industry and business model and in consultation with an independent compensation consultant mutually agreeable to the Parties. After such consultation, the Compensation Committee shall set such performance levels, Earned Percentages and interpolation methodology after reasonably considering the Manager’s views and the advice of such consultant. For Fiscal Year 2027 only, no portion of the TSR Component will be earned or payable unless the sum of (A) the closing trading price of a Common Trust Share on the last trading day of the 2027 Performance Period and (B) the aggregate per-Common-Trust-Share cash dividends or distributions paid on the Common Trust Shares during the 2027 Performance Period is at least $17.25, as equitably adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or similar change affecting the Common Trust Shares. For the avoidance of doubt, dividends or distributions on any preferred securities of the Trust will not be taken into account for purposes of the preceding sentence. In addition, no portion of the TSR Component will be earned or payable if the Company’s total shareholder return for the performance period, calculated on the same basis used to determine the Relative TSR Percentile, is negative, regardless of the Relative TSR Percentile achieved.

The Earned Percentage for Relative TSR Percentile results between the approved minimum, target and maximum performance levels will be determined in accordance with the interpolation methodology approved pursuant to the foregoing process. No Earned Percentage will be payable for performance below the approved minimum, and the Earned Percentage will not exceed the approved maximum.

(iii)    EBITDA Component. Thirty percent (30%) of the Performance-Based Award will be based on achievement of consolidated Company-level adjusted EBITDA performance objectives for Fiscal Year 2027. The Manager shall present to the Compensation Committee proposed adjusted EBITDA performance objectives, including the applicable minimum, target and maximum performance objectives, corresponding Earned Percentages and interpolation methodology. The proposed objectives shall be reasonably derived from the adjusted EBITDA reflected in the annual budget approved by the Board of Directors, but need not be identical to that budgeted measure. The Manager and the Compensation Committee shall consult in good faith regarding the proposed objectives based on then-prevailing market practices generally in effect among a peer group of entities of similar size, complexity, industry and business model and in consultation with an independent compensation consultant mutually agreeable to the Parties. After such consultation, the Compensation Committee shall set the applicable performance objectives, corresponding Earned Percentages and interpolation methodology after reasonably considering the Manager’s views and the advice of such consultant. The adjusted EBITDA measure used to assess actual performance may use inclusions and exclusions consistent with those used in the Company’s publicly reported adjusted EBITDA for the applicable period applied in good faith, and the applicable performance objectives and actual performance shall be measured on a consistent and directly comparable basis with the Company’s approved adjusted EBITDA budget, as adjusted pursuant to this Section 7.1(e). If the Company changes the inclusions or exclusions used in its publicly reported adjusted EBITDA after the performance objectives are established, appropriate corresponding adjustments shall be made to preserve a direct comparison.

(iv)    Effect of Acquisitions and Dispositions. If, after applicable adjusted EBITDA performance objectives have been established, the Company or any of its Subsidiaries completes an acquisition or disposition of a business and such acquisition or disposition was not reflected in the approved budget on which such objectives were based, the applicable performance objectives shall be adjusted, effective as of the closing of such acquisition or disposition, to include, in the case of an acquisition, or exclude, in the case of a disposition, the expected adjusted EBITDA contribution of the acquired or disposed business for the remainder of the applicable performance period, as reasonably determined by the Compensation Committee in good faith based on the financial statements, projections or other information available at the time of such acquisition or disposition. Actual adjusted EBITDA performance shall be measured on the corresponding basis so that the applicable performance objectives and actual performance remain directly comparable.

(v)    Vesting; Settlement; Payment. The aggregate Earned Percentage for the Fiscal Year 2027 Performance-Based Award will equal the sum of (A) 70% multiplied by the Earned Percentage for the TSR Component and (B) 30% multiplied by the Earned Percentage for the EBITDA

Component. The number of earned Notional CODI Shares will equal the number of target Notional CODI Shares multiplied by such aggregate Earned Percentage. Vesting of the Performance-Based Award requires achievement of the applicable performance objectives and the Manager remaining the Manager pursuant to this Agreement (or an amendment or continuation hereof) and not being in uncured material breach through the end of the applicable performance period, but not through the later certification date, subject to the acceleration provisions set forth herein. Each earned Notional CODI Share will be settled in cash based on the volume-weighted average price of the Common Trust Shares over the 20 consecutive trading days ending on the date on which the Compensation Committee certifies the level of performance achieved, subject to the 2027 Aggregate Fee Cap. The Compensation Committee shall certify achievement under the Fiscal Year 2027 Performance-Based Award as soon as reasonably practicable following the end of the 2027 Performance Period. Partial awards may, at the discretion of the Compensation Committee, be provided for below target performance, as determined under the applicable performance framework. The Fiscal Year 2027 Performance-Based Award shall be paid in cash as soon as reasonably practicable following such certification and, in all events, no later than March 15, 2028. Subject to the good-faith consultations regarding the establishment of the performance metrics, weightings and other terms expressly set forth in this Agreement, the Compensation Committee has authority to make the determinations expressly assigned to it under this Section 7.1(e), including establishing applicable performance levels, corresponding Earned Percentages and interpolation methodologies, making adjustments required under this Section 7.1(e) and certifying the level of performance achieved.

(vi)    Acceleration. Upon termination of this Agreement pursuant to Section 9.2(a) or upon a Change of Control, each outstanding Performance-Based Award will vest in full and be calculated based on the greater of target performance or actual performance through the applicable acceleration date, determined in accordance with the applicable performance framework. Neither the stock-price condition nor the negative-TSR condition otherwise applicable to the TSR Component under Section 7.1(e)(ii) will apply to the extent the accelerated Performance-Based Award is calculated based on target performance; provided that each such condition will apply in determining actual performance through the applicable acceleration date. Any accelerated cash settlement will be paid as soon as reasonably practicable following the applicable acceleration date. Notwithstanding anything to the contrary in this Agreement, neither the 2027 Base Management Fee Cap nor the 2027 Aggregate Fee Cap shall apply upon a termination of this Agreement pursuant to Section 9.2(a) or a Change of Control.

(vii)    Forfeiture. Upon the voluntary resignation of the Manager pursuant to Section 9.1 or a termination of this Agreement pursuant to Section 9.2(b), (c) or (d), any outstanding, unpaid and unvested Performance-Based Award shall be forfeited.

(viii)    Future Equity Awards. Sections 7.1(e)(vi) and 7.1(e)(vii) shall not apply to any award granted pursuant to an equity-based structure established under Section 7.1(f), unless otherwise agreed by the Parties. The vesting, settlement, delivery, acceleration and forfeiture of any such award shall instead be governed by the applicable equity plan and award documents as reasonably agreed to by the Parties.

(f)    Future Incentive Program Structure. For Fiscal Years after 2027, the annual Share Alignment Award and the target opportunity of the Performance-Based Award will each equal 0.125% of the Company’s Average Adjusted Net Assets for the immediately preceding Fiscal Year, for an aggregate annual award or target opportunity equal to 0.25% of such Average Adjusted Net Assets. The Parties intend to pursue an equity-based structure for such awards (which would replace the cash-settled awards), the design and terms of which, other than the terms expressly set forth in this Agreement, shall be determined by the Compensation Committee and approved by the Board of Directors. Any equity-based structure established pursuant to this Section 7.1(f) shall provide for the Share Alignment Award and the Performance-Based Award to be subject to applicable vesting requirements, as set forth in the applicable equity plan and award documents. The Parties shall use reasonable best efforts to seek approval of an equity-based structure at the Company’s 2027 annual meeting of shareholders, subject to reasonable approval by the Manager, approval of the Compensation Committee and the Board of Directors, shareholder approval and completion of appropriate legal, accounting and tax review. In connection with any such equity-based structure, the Compensation Committee may consider fair value, accounting treatment and related design considerations in the context of the overall incentive program. If the equity-based structure contemplated by this Section 7.1(f) is implemented, the Parties shall agree to amend this Agreement as necessary to reflect such implemented structure.

(i)    If an equity-based structure is not approved or does not become operative for Fiscal Year 2028, the Manager and the Compensation Committee shall meet to discuss in good faith a cash-based alternative to an equity-based incentive program for Fiscal Years after 2027, including whether an aggregate cap, stock-price hurdle or other additional performance condition is appropriate, and the Parties shall agree to amend this Agreement as necessary to reflect any agreed-upon structure. If the Manager and the Compensation Committee do not agree on a permanent incentive program structure for Fiscal Years after 2027, the Fiscal Year 2027 program architecture shall apply as the default for each subsequent Fiscal Year until a permanent incentive program structure is agreed. For purposes of this default, the Fiscal Year 2027 program architecture means the award opportunities specified above, the 70% relative TSR and 30% EBITDA metrics and weightings, achievement at the 60th Relative TSR Percentile as target performance resulting in a 100% payout for the TSR Component, the negative-TSR condition under Section 7.1(e)(ii), the process under Section 7.1(e)(ii) for establishing the minimum and maximum TSR performance levels and corresponding payout levels and the process under Section 7.1(e)(iii) for establishing the EBITDA performance objectives. Neither the 2027 Aggregate Fee Cap nor the stock-price condition applicable to the TSR Component of the Fiscal Year 2027 Performance-Based Award shall apply to any award for a subsequent Fiscal Year unless the Manager and the Compensation Committee expressly agree otherwise with respect to such Fiscal Year. For the avoidance of doubt, nothing in this Section 7.1(f) authorizes the Company, the Compensation Committee or the Board of Directors to amend the annual award opportunities or any other express economic right of the Manager under this Agreement without the Manager’s written consent in accordance with Section 13.11.

(ii)    For each Fiscal Year after 2027 in which the Share Alignment Award and Performance-Based Award remain cash-based, aggregate Management Fees calculated for such Fiscal Year,

including the actual cash settlement value of the Performance-Based Award and any amount included pursuant to this paragraph from a prior Fiscal Year, shall not exceed the aggregate base management fee and incentive management fee that would have been calculated under Article VII of the Eighth Amended and Restated Management Services Agreement for such Fiscal Year, applying the actual facts and circumstances for such Fiscal Year and assuming all required Compensation Committee approvals if the objective conditions to payment were satisfied (the “Eighth MSA Amount”). Any amount excluded by this limitation shall be treated as an Under-Paid Management Fee solely for purposes of determining Management Fees for the following Fiscal Year and, to the extent again excluded by the limitation, in each succeeding Fiscal Year, and shall not otherwise be due or payable. Any amount included in Management Fees for a subsequent Fiscal Year pursuant to this paragraph shall be determined and paid at the time the Performance-Based Award for such Fiscal Year is settled. For purposes of this paragraph and application of the limits herein, Management Fees calculated for a Fiscal Year shall exclude any other Under-Paid Management Fees attributable to a prior Fiscal Year.

(iii)    Notwithstanding anything to the contrary herein, with respect to any Share Alignment Award or Performance-Based Award (or equity-based replacement thereof) granted after the Company delivers notice of termination pursuant to Section 9.2(a) and before the effective date of such termination, the amount payable in respect of such award shall be prorated by multiplying the target amount of such award by a fraction, the numerator of which is the number of days elapsed in the applicable Fiscal Year through and including the effective date of termination and the denominator of which is the total number of days in such Fiscal Year. Any remaining portion of such award shall be forfeited without payment upon the effective date of termination. For the avoidance of doubt, any Share Alignment Award or Performance-Based Award granted before the Company delivers such notice of termination shall not be subject to the foregoing proration and shall be treated in accordance with the otherwise applicable acceleration and payment provisions of this Agreement.

(g)    Manager Share Ownership Guidelines. The Manager shall adopt and maintain share ownership guidelines applicable to senior Manager personnel who provide material Services to the Company that are reasonably designed and administered to promote meaningful ownership of Trust Shares among such personnel and further the retention and ownership-alignment purposes of the Share Alignment Award and the Performance-Based Award (or the replacement equity-based structure) (the “Manager Share Ownership Guidelines”). The Manager shall provide the Compensation Committee with a copy of the Manager Share Ownership Guidelines and any material amendments thereto and shall annually certify that the Manager Share Ownership Guidelines remain in effect and are being administered in a manner consistent with their terms. The Manager shall retain discretion with respect to the specific ownership levels and other terms of the Manager Share Ownership Guidelines. No Manager personnel shall have any rights against the Company with respect to the Manager Share Ownership Guidelines. If the Manager materially fails to adopt, maintain or administer the Manager Share Ownership Guidelines in accordance with this Section 7.1(g), the Company may suspend future Share Alignment Awards and Performance-Based Awards (or the replacement equity-based structure) after notice to the Manager and the Manager’s failure to cure within 30 days thereafter, until such failure is cured.

(h)    Calculations; True-Ups; Recalculations. The calculation of the Management Fees, including the Base Management Fee, the Share Alignment Award and the Performance-Based Award (or the replacement equity-based structure) (including the target opportunity of the Performance-Based Award and the components, achievement levels and payouts thereof), with respect to any Fiscal Month or Fiscal Year or any applicable Calculation Date, shall be based on (i) the Company’s audited consolidated financial statements to the extent available, (ii) if audited consolidated financial statements are not available, the Company’s unaudited consolidated financial statements to the extent available, and (iii) if neither audited nor unaudited consolidated financial statements are available, the Company’s books and records then available; provided, that, with respect to any calculation of Management Fees based on the Company’s books and records, upon the availability of the earlier of (x) the Company’s audited consolidated financial statements and (y) the Company’s unaudited consolidated financial statements, in each case as applicable, relating to amounts previously calculated by reference to the Company’s books and records, the MSA Administrator shall recalculate (A) any Management Fees, and any components, achievement levels and payouts thereof, that were previously calculated based on such books and records and (B) any Adjusted Base Management Fees and other amounts that were calculated based on such Management Fees, in each case to determine whether any Over-Paid Management Fees or Under-Paid Management Fees are or were outstanding as of the applicable date of determination. The amount so recalculated, subject to approval or confirmation by the Compensation Committee to the extent relating to the Share Alignment Award or Performance-Based Award (or the replacement equity-based structure), and, with respect to the annual recalculation of the Base Management Fee based on the Company’s audited consolidated financial statements, subject to confirmation by the Audit Committee, shall be conclusive and binding on the Parties hereto, and no further recalculations shall be required or permitted except that a further recalculation shall be required and performed (A) upon a demonstration of clear error with respect to any prior calculation or recalculation or (B) upon the restatement of the consolidated financial statements of the Company, or any amounts therein, underlying any prior calculation or recalculation, in each case, at any time. The calculation of Management Fees, including the components thereof, shall be made based on information that is available as of the applicable date of calculation; provided, that if any events occur after such date of calculation that would affect the amount of Management Fees calculated as of such date, then the MSA Administrator shall recalculate Management Fees as of such original date of the applicable calculation to determine whether any Over-Paid Management Fees or Under-Paid Management Fees were created. Notwithstanding the foregoing, the calculation of the Final Base Management Fee, including the components thereof, shall be made and based on the Company’s unaudited consolidated financial statements for the applicable Fiscal Month when such unaudited consolidated financial statements are available; provided, that, once calculated, no further recalculation of Final Base Management Fee shall be required or permitted.

(i)    Over-Payments and Under-Payments. On any Base Management Fee Payment Date, if the applicable Adjusted Base Management Fee is less than zero, the Manager shall pay the Company the absolute amount of such Adjusted Base Management Fee; provided, however, that, upon written consent of the Company in its sole discretion, the Manager will not be required to pay the Company any or all of the absolute amount of such Adjusted Base Management Fee (the “Manager Owed Amount”) on such Base Management Fee Payment Date. In the event any

Manager Owed Amount is outstanding, the Manager shall pay such Manager Owed Amount to the Company on the schedule and at the times set forth by the Company (including, if approved by the Company, through reduction in future Base Management Fees due from the Company to the Manager). Notwithstanding the existence of any outstanding balance of the Manager Owed Amount, the Company may, in its sole discretion, on any Base Management Fee Payment Date, pay the Manager all or any portion of the Base Management Fee with respect to the corresponding Fiscal Month (the “Company Paid Amount”), without taking into account any adjustments; provided that (i) such Company Paid Amount will bear interest at a rate as agreed upon by the Parties and accruing from, and including, such Base Management Fee Payment Date to, but excluding, the date on which such Company Paid Amount is paid or deemed paid by the Manager to the Company, either directly in cash or via reduction of future payment of Base Management Fees, (ii) the interest accrued on the Company Paid Amount shall be payable on each Calculation Date succeeding such Base Management Fee Payment Date by increasing the outstanding balance of the Company Paid Amount by the dollar amount of such accrued interest unless such interest is paid by the Manager to the Company directly in cash or has otherwise been satisfied via reduction of future payment of Base Management Fees, and (iii) the interest accrued on the Company Paid Amount shall be deemed as Adjusted Base Management Fees that have been actually paid by the Company for purposes of calculating Over-Paid Base Management Fees as of future Calculation Dates; provided, that no Company Paid Amount or the interest accrued thereon shall be repaid or deemed to be repaid as long as any Manager Owed Amount is outstanding. Any Under-Paid Management Fees relating to the Share Alignment Award or Performance-Based Award shall be paid by the Company to the Manager as promptly as reasonably practicable following determination, in cash; provided, that amounts treated as Under-Paid Management Fees pursuant to Section 7.1(f) shall be included and paid only as provided in Section 7.1(f). Any Over-Paid Management Fees relating to the Share Alignment Award or Performance-Based Award (or the replacement equity-based structure) shall be repaid, returned, cancelled, forfeited, offset or otherwise recouped by or from the Manager in favor of the Company within a reasonable timeframe established by the Company in good faith, taking into account the Manager’s liquidity and other relevant circumstances, in each case in the manner determined by the Company in good faith and without duplication, including by repayment in cash, dollar-for-dollar reduction of future Management Fees due from the Company to the Manager, cancellation or forfeiture of unpaid or unsettled awards, or such other adjustment as is consistent with the applicable award structure and applicable legal, tax, accounting and stock exchange requirements. At the Manager’s request and with the Company’s consent, the Company may accept Trust Shares in satisfaction of all or a portion of an Over-Paid Management Fee, valued at the value of such Trust Shares on the grant date. Notwithstanding anything to the contrary in this Section 7.1(i), the Manager shall not be considered in breach of this Agreement solely as a result of immaterial, temporary Manager Owed Amounts or Over-Paid Management Fees resulting from ordinary course adjustments associated with the monthly true-up of Base Management Fees or the true-up of the Share Alignment Award or Performance-Based Award; provided, that such amounts shall remain due and shall be automatically netted against the next applicable payment or otherwise resolved promptly; provided, further, that the foregoing shall not apply to any amount required to be recovered pursuant to the Company’s Dodd-Frank clawback or recoupment policy or applicable law.

(j)    Sufficient Liquidity. If the Company does not have sufficient liquid assets to timely pay the entire amount of the Management Fees due on any Management Fee Payment Date, the Company shall liquidate assets or Incur Indebtedness in order to pay such Management Fees in full on such Management Fee Payment Date; provided, that the Manager may elect, in its sole discretion by delivery of written notice to the Company prior to such Management Fee Payment Date, to allow the Company to defer the payment of all or any portion of the Management Fees otherwise due and payable on such Management Fee Payment Date until the next succeeding Management Fee Payment Date and, thereby, enable the Company to avoid such liquidation or Incurrence. For the avoidance of doubt, the Manager may make such election to allow the Company to defer the payment of Management Fees more than once, provided, however, that no such deferral shall be permitted unless the payment so deferred would qualify as a short-term deferral within the contemplation of Code Section 409A and the regulations promulgated thereunder (or any successor of similar import).

(k)    Clawback; Recoupment. To the extent any amount paid or payable pursuant to this Agreement is required to be recovered from the Manager pursuant to applicable law or the Company’s applicable Dodd-Frank clawback or recoupment policy, such amount shall be subject to recovery by the Company. The Company and the Manager shall cooperate in good faith regarding the method of recovery, which may be effected, without duplication, through offset against future Management Fees or other amounts payable to the Manager, repayment in cash, cancellation or forfeiture of unpaid awards, or another form of equivalent value. The method of recovery shall be determined by the Company following consultation with the Manager, taking into account the amount to be recovered, the Manager’s liquidity and other relevant circumstances. To the extent applicable law or the Company’s applicable Dodd-Frank clawback or recoupment policy requires recovery from any Manager personnel serving as an executive officer of the Company, the Manager shall reasonably cooperate with the Company in effectuating such recovery, including through any compensation or other amounts payable by the Manager to such person, to the extent permitted by applicable law. Any amount required to be clawed back under the Company’s Dodd-Frank clawback or recoupment policy shall reduce, dollar for dollar, the amount of Over-Paid Management Fees recoverable by the Company.

(l)    Compliance Savings. Nothing in this Section 7.1 shall require either Party to take any action in violation of applicable law or applicable stock exchange rules.

(m)    Books and Records. The MSA Administrator shall maintain cumulative books and records with respect to the details of any calculations made pursuant to this Section 7.1, which records shall be available for inspection and reproduction at any time upon request by the Compensation Committee and, if the Manager is not the MSA Administrator, the Manager.
Section 7.2    Reimbursement of Expenses
(a)    Subject to Section 8.2 hereof, the Company shall reimburse the Manager for the following amounts that are actually incurred by the Manager during the term of this Agreement:

(i)    all costs and expenses of the Company that are incurred by the Manager or its Affiliates on behalf of the Company, including all out-of-pocket costs and expenses incurred in connection with performing Services hereunder or as otherwise identified on Exhibit B hereto, and all costs and expenses the reimbursement of which is specifically approved by the Board of Directors of the Company; and

(ii)    the compensation and other costs and expenses of the Chief Financial Officer and his or her staff, as approved by the Company’s Compensation Committee.

(b)    Notwithstanding the foregoing or anything else to the contrary herein, none of the Company, any Subsidiary of the Company or their Subsidiaries shall be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to (i) the Manager’s overhead or any other costs and expenses relating to the Manager’s conduct or maintenance of its business and operations as a provider of services and (ii) costs and expenses incurred by the Manager in connection with the identification, evaluation, management, performance of due diligence on, negotiation and oversight of potential acquisitions by the Company where the Company (or the Manager on behalf of the Company) does not submit an indication of interest or letter of intent to pursue such potential acquisition, including costs and expenses relating to travel, marketing and attendance at industry events and retention of outside service providers relating thereto.

(c)    Any such reimbursement shall be made upon demand by the Manager in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.

(d)    Except as otherwise provided for in this Section 7.2, all reimbursements made pursuant to this Section 7.2 shall be reviewed by the Company’s Compensation Committee on an annual basis in connection with the preparation of the Company’s year-end audited consolidated financial statements. If the Company’s Compensation Committee identifies any discrepancy in such reimbursements, then the Company’s Compensation Committee, on behalf of the Company, and the Manager shall mutually resolve such discrepancy.
ARTICLE VIII
SECONDMENT OF OFFICERS BY THE MANAGER
Section 8.1    Secondment of the Chief Executive Officer and Chief Financial Officer

The Manager shall second to the Company individuals to serve as the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Board of Directors shall elect the seconded Chief Executive Officer and Chief Financial Officer as officers of the Company in accordance with the terms of the LLC Agreement and the operational objectives and business plans of the Company in existence from time to time. The seconded Chief Executive Officer and Chief Financial Officer shall report directly, and be subject, to the Company’s Board of Directors. The Parties acknowledge that seconded officers shall act under the direction of the

Board of Directors in their capacities as Company officers; provided that nothing herein shall be deemed to alter the employment relationship between such individuals and the Manager for payroll/benefits purposes.
Section 8.2    Remuneration of the Chief Executive Officer and Chief Financial Officer

(a)    The Chief Executive Officer and Chief Financial Officer seconded to the Company pursuant to this Article VIII shall, at all times, remain employees of, and be remunerated by, the Manager or an Affiliate of the Manager.

(b)    Except as set forth in Section 8.2(c) hereof, the Services performed for the Company by the Chief Executive Officer and all other personnel, if any, of the Manager or its Affiliates shall be provided at the cost of the Manager or an Affiliate of the Manager. For the avoidance of doubt, except as set forth in Section 8.2(c) hereof, the Company shall have no obligation to reimburse the Manager for the compensation and other compensation-related expenses of any employees, representatives, delegates and seconded officers of the Manager and its Affiliates.

(c)    The Services performed by the Chief Financial Officer and his or her staff shall be provided at the cost of the Manager or an Affiliate of the Manager and reimbursed by the Company pursuant to Section 7.2 of this Agreement.

(d)    The remuneration of the Chief Financial Officer and any member of his or her staff who serves as an executive officer of the Company shall be determined and approved by the Company’s Compensation Committee upon such Person’s engagement and from time to time thereafter, including in connection with any annual determination or any other change in such Person’s compensation, by reference to the following:

(i)    The standard remuneration guidelines as adopted by the Company or the Manager from time to time;

(ii)    The respective individual’s performance, the Manager’s performance and the performance, financial or otherwise, of the Company and its Subsidiaries; and

(iii)    The assessment by the Board of Directors of the Company of the respective individual’s performance and the performance of the Manager.

(e)    The Manager shall disclose the amount of remuneration of the Chief Financial Officer and any other officer or employee seconded to the Company, including the Chief Executive Officer, to the Board of Directors of the Company to the extent required for the Company to comply with the requirements of applicable law, including the Federal Securities Laws.
Section 8.3    Secondment of Additional Officers

The Manager and the Company’s Board of Directors may agree from time to time that the Manager shall second to the Company one or more additional individuals to serve as officers or otherwise of the Company, upon such terms as the Manager and the Company’s Board of Directors may mutually agree. Any such individuals shall have such titles and fulfill such functions as the Manager and the Company may mutually agree.
Section 8.4    Substantially Full-Time Requirement for Seconded Officers

With respect to any individuals seconded from the Manager to the Company (including, but not limited to, the Company’s Chief Executive Officer and Chief Financial Officer), such seconded individuals shall serve on a substantially full-time basis customary for any full-time professional holding such title. Such seconded individuals shall not devote material time and attention to any business activities other than the businesses of the Company and its Subsidiaries without the authorization and approval of the Company’s Nominating and Corporate Governance Committee.
Section 8.5    Employees of Manager Not to Represent Company without Authorization

No employee, delegate or appointee of the Manager shall bind the Company or any of its Subsidiaries, or represent to any third party that such employee, delegate or appointee is authorized to bind the Company or any of its Subsidiaries, without due authorization of the Company.
Section 8.6    Removal of Seconded Officers
The Company’s Board of Directors, after due consultation with the Manager, may at any time request that the Manager replace any individual seconded to the Company as provided in this Article VIII and the Manager shall, as promptly as practicable, replace any individual with respect to whom the Board of Directors shall have made its request, subject to the requirements for the election of officers under the LLC Agreement.
Section 8.7    Exclusion of Certain Persons from Providing Services

The Board of Directors of the Company shall have the right to prohibit any employee of the Manager or any other individual or entity, including consultants or other third party service providers, from providing services to the Company if, in the good faith judgment of the Board of Directors of the Company, excluding such employee of the Manager or other individual or entity is in the best interest of the Company.
Section 8.8    Insurance

The Company agrees it shall, to the extent reasonably available, maintain adequate directors and officers insurance for any individuals seconded to the Company, with liability coverage of no less than $15 million.
ARTICLE IX
TERMINATION; RESIGNATION AND REMOVAL OF THE MANAGER

Section 9.1    Resignation by the Manager

The Manager may resign and terminate this Agreement at any time with 180 days’ prior written notice to the Company, which right shall not be contingent upon the finding of a replacement manager. However, if the Manager resigns, until the date on which the resignation becomes effective, the Manager shall, upon request of the Company’s Board of Directors, use reasonable efforts to assist the Company’s Board of Directors to find a replacement manager at no cost and expense to the Company.
Section 9.2    Removal of the Manager
The Company’s Board of Directors may terminate this Agreement and the Manager’s appointment if, at any time;

(a)    (i) a majority of the Company’s Board of Directors votes to terminate this Agreement and (ii) the holders of at least a majority of the then outstanding Trust Shares (other than Trust Shares beneficially owned by the Manager or its Affiliates) entitled to vote hereon vote to terminate this Agreement; provided that the Company gives the Manager at least 180 days prior written notice of such termination.

(b)    there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) the Manager materially breached the terms of this Agreement and such breach continued unremedied for sixty (60) days after the Manager received written notice from the Company setting forth the terms of such breach, or (ii) the Manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement or (y) engaged in fraudulent or dishonest acts in connection with the business and operations of the Company;

(c)    (i) the Manager has been convicted of a felony under Federal or State law, (ii) the Company’s Board of Directors finds that the Manager is demonstrably and materially incapable of performing its duties and obligations under this Agreement, and (iii) the holders of at least sixty-six and two-thirds percentage (66 2/3%) of the then outstanding Trust Shares (other than Trust Shares beneficially owned by the Manager or its Affiliates) entitled to vote hereon vote to terminate this Agreement; or

(d)    (i) there is a finding by a court of competent jurisdiction that the Manager has engaged in (x) fraudulent or dishonest acts in connection with the business or operations of the Company or (y) gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement, and (ii) the holders of at least sixty-six and two-thirds percentage (66 2/3%) of the then outstanding Trust Shares (other than Trust Shares beneficially owned by the Manager or its Affiliates) entitled to vote hereon vote to terminate this Agreement.

Section 9.3    Termination

Subject to Section 13.4, this Agreement shall terminate upon the resignation or removal of the Manager in accordance with Sections 9.1 or 9.2 hereof.
Section 9.4    Termination Expenses

The Company acknowledges that throughout the term of this Agreement, substantially all of the personnel and physical and electronic facilities and data processing infrastructure maintained by the Manager have been provided for the principal and primary benefit of the Company. The Company further acknowledges that the Manager will incur substantial expenses to wind down its operations, including termination expenses relating to such employees, facilities and infrastructure upon a termination of this Agreement, which expenses shall, subject to this Section 9.4, be borne by the Company if such termination is the result of the actions of the Company pursuant to Section 9.2(a) above. As soon as reasonably practicable following the giving by the Company of notice of termination to the Manager as set forth in Section 9.2(a), but in no event later than ninety (90) days after receipt of such notice, the Manager will provide to the Company its calculation of such reasonable termination expenses together with reasonable supporting documentation. The termination expenses to be borne by the Company pursuant to this Section 9.4 shall only include reasonable expenses (i) for up to eighteen (18) months of severance payments to employees of the Manager (which payments shall be based upon, as applicable, each employee’s current annual salary) plus, if applicable, an amount equal to one and a half times such employee’s annual cash bonus for the previous fiscal year, provided, however, that the Company shall not be required to reimburse the Manager for any severance and/or bonus payments to any person who is an equityholder of the Manager, (ii) related to the termination and/or winding down of leases for office space used by the Manager in connection with the Services, (iii) for the termination and/or winding down of contracts and licenses related to computer software and hardware, and (iv) otherwise directly incurred by the Manager in connection with activities customarily undertaken in the winding down of operations of a company in the Manager’s line of business. Such termination expenses shall be paid to the Manager by the date that is ten (10) Business Days after the later of the date incurred or the actual termination date of this Agreement.
Section 9.5    Seconded Individuals

Upon the termination of this Agreement, all seconded officers, including the Chief Executive Officer and Chief Financial Officer, employees, representatives and delegates of the Manager and its Affiliates who perform Services hereunder shall resign their respective positions with the Company and cease working on behalf of the Company as of the date of such termination, or at such earlier time as determined by the Manager. Any Allocation Member (as defined in the LLC Agreement) appointed director may continue to serve on the Company’s Board of Directors subject to the terms of the LLC Agreement.

Section 9.6    Termination of License; Withdrawal of Branding

If this Agreement is terminated pursuant to Section 9.2 of this Agreement, the right granted pursuant to Section 3.6 hereof shall terminate within 180 days of such termination and the Company agrees to cause the Trust and its Subsidiaries to cease using the term “Compass” or any of the Manager Marks entirely in its or their business or operations, as the case may be, within 180 days of such termination, including by changing its name to remove any reference to the term “Compass” or the Manager Marks; provided, that, to the extent the Board of Directors of the Company deems it necessary or advisable, the Manager agrees that the Trust, the Company and the Subsidiaries of the Company may use the term “Compass” or any of the Manager Marks in referencing their previous names.
Section 9.7    Directions

After a written notice of termination has been given under this Article IX, the Company may direct the Manager to undertake any actions necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things necessary to bring the appointment of the Manager to an end, and the Manager shall comply with all such reasonable directions. In addition, the Manager shall, at the Company’s expense, deliver to any new manager or the Company any books or records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit new management of the Company to effectively assume its responsibilities.
ARTICLE X
INDEMNITY
Section 10.1    Indemnity of Manager

The Company shall indemnify, reimburse, defend and hold harmless the Manager and its successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Manager Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Manager Losses”) that are incurred by such Indemnified Manager Parties in connection with, relating to or arising out of (i) a breach by the Company of any term or condition of this Agreement, or (ii) the Manager’s performance of any Services hereunder; provided, however, that the Company shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Manager Party for any Manager Losses incurred by such Indemnified Manager Party to the extent such Manager Losses relate to or arise out of:

(a)    a breach by an Indemnified Manager Party of this Agreement;

(b)    the gross negligence, willful misconduct, bad faith or reckless disregard of an Indemnified Manager Party in the performance of its duties and obligations under this Agreement;

(c)    fraudulent or dishonest acts of an Indemnified Manager Party with respect to the Company or any of its Subsidiaries; or

(d)    a violation of applicable law by an Indemnified Manager Party.

The rights of any Indemnified Manager Party referred to above shall be in addition to any rights that such Indemnified Manager Party shall otherwise have at law or in equity.

Without the prior written consent of the Company, no Indemnified Manager Party shall settle, compromise or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding or investigation in respect of which indemnification could be sought hereunder unless (a) such Indemnified Manager Party indemnifies the Company from any liabilities arising out of such claim, action, proceeding or investigation, (b) such settlement, compromise or consent includes an unconditional release of the Company and Indemnified Manager Party from all liability arising out of such claim, action, proceeding or investigation and (c) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential (subject to reasonable carveouts for disclosure required by governmental order, applicable law, regulation, stock exchange requirements or other governmental authority).
Section 10.2    Indemnity of Company

The Manager shall indemnify, reimburse, defend and hold harmless the Company and its successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Company Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Company Losses”) that are incurred by such Indemnified Company Parties in connection with, relating to or arising out of (i) a breach by the Manager of any term or condition of this Agreement, or (ii) the Manager’s gross negligence, willful misconduct, bad faith or reckless disregard in the performance of the Manager’s duties and obligations under this Agreement; provided, however, that the Manager shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Company Party for any Company Losses incurred by such Indemnified Company Party to the extent such Company Losses relate to or arise out of:

(a)    a breach by an Indemnified Company Party of this Agreement;

(b)    the gross negligence, willful misconduct or bad faith of an Indemnified Company Party;

(c)    fraudulent or dishonest acts of an Indemnified Company Party with respect to the Manager; or

(d)    a violation of applicable law by an Indemnified Company Party.

The rights of any Indemnified Company Party referred to above shall be in addition to any rights that such Indemnified Company Party shall otherwise have at law or in equity.

Without the prior written consent of the Manager, no Indemnified Company Party shall settle, compromise or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding or investigation in respect of which indemnification could be sought hereunder unless (a) such Indemnified Company Party indemnifies the Manager from any liabilities arising out of such claim, action, proceeding or investigation, (b) such settlement, compromise or consent includes an unconditional release of the Manager and Indemnified Company Party from all liability arising out of such claim, action, proceeding or investigation and (c) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential (subject to reasonable carveouts for disclosure required by governmental order, applicable law, regulation, stock exchange requirements or other governmental authority).
Section 10.3    Insurance
Each Party agrees it shall maintain adequate insurance in support of the indemnity obligation set forth in this Article X.
ARTICLE XI
LIMITATION OF LIABILITY OF THE MANAGER
Section 11.1    Limitation of Liability

The Manager shall not be liable for, and the Company shall not take, or permit to be taken, any action against the Manager to hold the Manager liable for, any error of judgment or mistake of law or for any loss suffered by the Company or its Subsidiaries (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Manager’s duties under this Agreement, except for a loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard on the part of the Manager in the performance of its duties and obligations under this Agreement, or its fraudulent or dishonest acts with respect to the Company or any of its Subsidiaries.
Section 11.2    Reliance of Manager
The Manager may take and may act and rely upon:

(a)    the opinion or advice of legal counsel, which may be in-house counsel to the Company or the Manager, any U.S.-based law firm, or other legal counsel reasonably acceptable to the Board of Directors of the Company, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company;

(b)    advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other Persons consulted by the Manager who are in each case believed by the Manager in good faith to be expert in relation to the matters upon which they are consulted;

(c)    a document which the Manager believes in good faith to be the original or a copy of an appointment by the Trust in respect of any Trust Interest or holder of a Trust Certificate in respect of a share of Trust Shares of a Person to act as such Person’s agent for any purpose connected with the Company; and

(d)    any other document provided to the Manager in connection with the Company upon which it is reasonable for the Manager to rely.
The Manager shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.
ARTICLE XII
LEGAL ACTIONS
Section 12.1    Third Party Claims

(a)    The Manager shall notify the Company promptly of any claim made by any third party in relation to the assets of the Company and shall send to the Company any notice, claim, summons or writ served on the Manager concerning the Company.

(b)    The Manager shall not, without the prior written consent of the Board of Directors of the Company, purport to accept or admit any claims or liabilities of which it receives notification pursuant to Section 12.1(a) above on behalf of the Company or make any settlement or compromise with any third party in respect of the Company.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Obligation of Good Faith; Standard of Care; No Fiduciary Duties

The Manager shall (i) perform its duties under this Agreement in good faith and for the benefit of the Company and (ii) provide the Services in a timely, workmanlike, diligent, competent, and professional manner in accordance with generally recognized industry standards for similar services. The relationship of the Manager to the Company is as an independent contractor and nothing in this Agreement shall be construed to impose on the Manager an express or implied fiduciary duty.

Section 13.2    Binding Effect

This Agreement shall be binding upon, shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.
Section 13.3    Compliance

(a)    The Manager shall (and must ensure that each of its officers, agents and employees) comply with any law, including the Federal Securities Laws and the securities laws of any applicable jurisdiction and the New York Stock Exchange (or any successor thereto) rules and regulations, in each case, as in effect from time to time, to the extent that it applies to the functions of the Manager under this Agreement.

(b)    The Manager shall maintain management systems, policies and internal controls and procedures that reasonably ensure that the Manager and its employees comply with the terms and conditions of this Agreement, as well as comply with the internal policies, controls and procedures established by the Company from time to time, including, without limitation, those relating to trading policies, conflicts of interest and similar corporate governance measures.
Section 13.4    Effectiveness; Term; Survival

This Agreement shall be effective as of the date first written above and shall continue in full force and effect thereafter until termination hereof in accordance with Article IX. Notwithstanding the foregoing, Article VII of the Eighth Amended and Restated Management Services Agreement shall remain in full force and effect through December 31, 2026 and Article VII of this Agreement shall amend, restate and supersede it effective as of January 1, 2027. The obligations in Articles VII, IX and X and Sections 8.2(c), 11.1, 13.4, 13.5, 13.9, 13.10 and 13.18 shall survive such termination of this Agreement, in accordance with their terms.
Section 13.5    Notices

Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:
If to the Company, to:
Attention: Chief Executive Officer
Compass Group Diversified Holdings LLC
301 Riverside Avenue, Second Floor
Westport, CT 06880
Fax: 203-221-8253

with a copy (which shall not constitute notice) to its counsel:
Attention: Stephen C. Mahon
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
Fax: 513-361-1201
If to the Manager, to:
Attention: Manager
Compass Group Management LLC
301 Riverside Avenue, Second Floor
Westport, CT 06880
Fax: 203-221 -8253
with a copy (which shall not constitute notice) to its counsel:
Attention: Brandon Howald
Ropes & Gray LLP
10250 Constellation Boulevard
Los Angeles, CA 90067
Email: Brandon.Howald@ropesgray.com
or to such other address or facsimile number as any such Party may, from time to time, designate in writing to all other Parties hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.
Section 13.6    Change of Membership.

The Manager agrees to notify the Company of any change in the membership of the Manager within a reasonable time after such change.
Section 13.7    Assignment

This Agreement shall not be assignable by either party except by the Manager to any Person with which the Manager may merge or consolidate or to which the Manager transfers substantially all of its assets, and then only in the event that such assignee assumes all of the obligations to the Company and the Subsidiaries of the Company hereunder and with the prior written consent of the Company.
Section 13.8    Headings

The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Section 13.9    Applicable Law

This Agreement, the legal relations between and among the Parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
Section 13.10    Submission to Jurisdiction; Waiver of Jury Trial

Each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York, County of New York or in the United States District Court for the Southern District of New York and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 13.5 hereof; such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties.

Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 13.10 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties may have.

Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.10.
Section 13.11    Amendment; Waivers
No term or condition of this Agreement may be amended, modified or waived without the prior written consent of the Party against whom such amendment, modification or waiver will be enforced; provided, that any amendment of Article VII or Section 8.2 hereof shall not be effective as to any Party hereto unless such amendment was authorized and approved by the Company’s Compensation Committee. Any waiver granted hereunder shall be deemed a specific waiver relating only to the specific event giving rise to such waiver and not as a general waiver of any term or condition hereof.
Section 13.12    Remedies to Prevailing Party
If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.
Section 13.13    Severability
Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect or impair the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Article VII hereof are not severable.
Section 13.14    Benefits Only to Parties
Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns, and for the benefit of no other Person.

Section 13.15    Further Assurances
Each Party hereto shall take any and all such actions, and execute and deliver such further agreements, consents, instruments and any other documents as may be necessary from time to time to give effect to the provisions and purposes of this Agreement.
Section 13.16    No Strict Construction
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 13.17    Entire Agreement
This Agreement constitutes the sole and entire agreement of the Parties with regards to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.
Section 13.18    Confidentiality
(a)    The Manager shall not, and the Manager shall cause its Affiliates and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to (x) the Company, including any information contained in the books and records of the Company and (y) the Company’s Subsidiaries, including any information contained in the books and records of any such Subsidiaries; provided, however, that disclosure and use of any information shall be permitted (i) with the prior written consent of the Company, (ii) as, and to the extent, expressly permitted by this Agreement, any Offsetting Management Services Agreement or any other agreement between the Manager and the Company or any of the Company’s Subsidiaries (but only to the extent that such information relates to such Subsidiaries), (iii) as, and solely to the extent, necessary or required for the performance by the Manager, any of its Affiliates or its delegates of any of their respective obligations under this Agreement, (iv) as, and to the extent, necessary or required in the operation of the Company’s business or operations in the Ordinary Course of Business, (v) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 13.18 by the Manager or any of its Affiliates), (vi) as, and to the extent, necessary or required by any governmental order, applicable law, regulation, stock exchange requirements or other governmental authority, subject to Section 13.18(d), and (vii) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement, any Offsetting Management Services Agreement or any other agreement between the Manager and the Company or any of the Company’s Subsidiaries.

(b)    The Manager shall produce and implement policies and procedures that are reasonably designed to ensure compliance by the Manager’s directors, officers, employees, agents and representatives with the requirements of this Section 13.18.

(c)    For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or legal analysis, formulas, production processes, lists, names, research, marketing, sales information and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing with respect to the business or operations of the Company or any of its Subsidiaries. However, the Parties are not required to mark or otherwise designate information as “confidential or proprietary information,” “confidential” or “proprietary” in order to receive the benefits of this Section 13.18.

(d)    In the event that the Manager is required by governmental order, applicable law, regulation, stock exchange requirements or other governmental authority to disclose any confidential information of the Company or any of its Subsidiaries that is subject to the restrictions of this Section 13.18, the Manager shall (i) notify the Company or any of its Subsidiaries in writing as soon as possible, unless it is otherwise affirmatively prohibited by such governmental order, applicable law, regulation, stock exchange requirements or other governmental authority from notifying the Company or any such Subsidiaries, as the case may be, (ii) cooperate with the Company or any such Subsidiaries to preserve the confidentiality of such confidential information consistent with the requirements of such governmental order, applicable law, regulation, stock exchange requirements or other governmental authority and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such governmental order, applicable law, regulation, stock exchange requirements or other governmental authority, in each case, at the cost and expense of the Company.

(e)    Nothing in this Section 13.18 shall prohibit the Manager from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of this Section 13.18, subject to its compliance with this Section 13.18.
(f)    The Manager shall be responsible for any breach or violation of the requirements of this Section 13.18 by any of its agents or representatives.
Section 13.19    Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Ninth Amended and Restated Management Services Agreement as of the date first written above.

COMPASS GROUP MANAGEMENT LLC

By:	Wayfinder Partners LLC, a Delaware limited liability company

Its:	Manager

By:	/s/ Zach T. Sawtelle
Zach T. Sawtelle, Managing Member

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ Stephen Keller
Name:	Stephen Keller
Title:	Chief Financial Officer

[Signature Page Amended and Restated Management Services Agreement]